CUSIP NO.  25247D101             13G         Page 1 of 11 Pages



                              UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                              SCHEDULE 13G

                Under the Securities Exchange Act of 1934
                            (Initial Filing)*

                           Dial Corporation
                            (Name of Issuer)

                                Common
                     (Title of Class of Securities)

                               25247D101
                             (CUSIP Number)


Check the following box if a fee is being paid with this statement ( ).
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).















CUSIP NO.  25247D101              13G         Page 2 of 11 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Franklin Resources, Inc.
      13-2670991

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a)
            (b)   X

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


      5.    SOLE VOTING POWER

            9,808,950

      6.    SHARED VOTING POWER

      7.    SOLE DISPOSITIVE POWER

            9,808,950

      8.    SHARED DISPOSITIVE POWER


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,808,950

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.4%

12    TYPE OF REPORTING PERSON

      IA, HC***





CUSIP NO.  25247D101              13G         Page 3 of 11 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Charles B. Johnson
      ###-##-####

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a)
            (b)   X

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


      5.    SOLE VOTING POWER

            9,808,950 ***

      6.    SHARED VOTING POWER

      7.    SOLE DISPOSITIVE POWER

            9,808,950 ***

      8.    SHARED DISPOSITIVE POWER


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,808,950 ***

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.4%

12    TYPE OF REPORTING PERSON

      IA; HC ***





CUSIP NO.  25247D101              13G         Page 4 of 11 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Rupert H. Johnson, Jr.
      ###-##-####

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a)
            (b)   X

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


      5.    SOLE VOTING POWER

            9,808,950 ***

      6.    SHARED VOTING POWER

      7.    SOLE DISPOSITIVE POWER

            9,808,950 ***

      8.    SHARED DISPOSITIVE POWER


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,808,950 ***

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.4%

12    TYPE OF REPORTING PERSON

      IA; HC ***






CUSIP NO.  25247D101              13G         Page 5 of 11 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Franklin Mutual Advisers, Inc.
      22-3463202

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a)
            (b)   X

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


      5.    SOLE VOTING POWER

            9,282,300 ***

      6.    SHARED VOTING POWER

      7.    SOLE DISPOSITIVE POWER

            9,282,300 ***

      8.    SHARED DISPOSITIVE POWER


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,282,300 ***

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.8%

12    TYPE OF REPORTING PERSON

      IA  ***





CUSIP NO.  25247D101              13G         Page 6 of 11 Pages



Item 1.
      (a)   Name of Issuer

            Dial Corporation

      (b)   Address of Issuer's Principal Executive Offices

            Dial Tower
            1850 North Central Avenue
            Phoenix, Az  85077

Item 2.
      (a)   Name of Person Filing

            Franklin Resources, Inc.

      (b)   Address of Principal Business Office

            777 Mariners Island Blvd.
            San Mateo, California 94404

      (c)   Place of Organization

            Delaware

      (d)   Title of Class of Securities

            Common

      (e)   CUSIP

            25247D101

Item 3.
      (d)   Investment Company

      (e)   Investment Adviser

      (g)   Parent Holding Company (Note: See Item 7)













CUSIP NO.  25247D101              13G         Page 7 of 11 Pages


Item 4.     Ownership
      (a)   Amount Beneficially Owned

            9,808,950

      (b)   Percent of Class

            10.4%

      (c)   Number of Shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  9,808,950

            (ii)  Shared power to vote or to direct the vote

            (iii) Sole power to dispose or to direct the disposition of

                  9,808,950

            (iv)  Shared power to dispose or to direct the disposition of


Item 5.     Ownership of Five Percent or Less of a Class
            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

            Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            One or more mutual funds registered with the S.E.C. have the right to receive dividends from and the proceeds from the sale of such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            See Attached Exhibit

Item 8.     Identification and Classification of Members of the Group

            Not Applicable

Item 9.     Notice of Dissolution of Group

            Not Applicable



CUSIP NO.   25247D101             13G         Page 8 of 11 Pages

Item 10.    Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

This report shall not be construed as an admission by the person upon whose behalf this report is being filed (Franklin Resources, Inc.) that it is the beneficial owner of any securities covered by this report. ***


                               SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 1996
Date

S\DEBORAH R. GATZEK
Signature

Deborah R. Gatzek
Senior Vice President
& General Counsel
Name/Title


***Franklin Resources, Inc., its subsidiaries, and investment companies advised by such subsidiaries and Charles B. Johnson and Rupert H. Johnson, Jr. (principal shareholders of Franklin Resources, Inc.) are of the view that they are not active as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934 ("1934 Act") and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities under Rule 13 d-3 promulgated under the 1934 Act. Therefore, they are of the view that the shares held by Franklin Resources, Inc., its subsidiaries, and investment companies advised by such subsidiaries and those of Charles B. Johnson and Rupert H. Johnson, Jr. need not be aggregated for purposes of
Section 13(d). However, Franklin Resources, Inc. is making this filing on a voluntary basis for all such persons as if all the shares were beneficially owned by Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Resources, Inc., its subsidiaries, and investment companies advised by such subsidiaries.







CUSIP NO.   25247D101             13G         Page 9 of 11 Pages

Item 10.    Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

This report shall not be construed as an admission by the person upon whose behalf this report is being filed (Charles B. Johnson) that he is the beneficial owner of any securities covered by this report. ***


                               SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 1996
Date

S\CHARLES B. JOHNSON
Signature

S\DEBORAH R. GATZEK
Signature

By: Deborah R. Gatzek
Attorney in Fact pursuant to
Power of Attorney for Charles B. Johnson
as attached to this Schedule 13G
Name/Title


***Franklin Resources, Inc., its subsidiaries, and investment companies advised by such subsidiaries and Charles B. Johnson and Rupert H. Johnson, Jr. (principal shareholders of Franklin Resources, Inc.) are of the view that they are not active as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934 ("1934 Act") and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities under Rule 13 d-3 promulgated under the 1934 Act. Therefore, they are of the view that the shares held by Franklin Resources, Inc., its subsidiaries, and investment companies advised by such subsidiaries and those of Charles B. Johnson and Rupert H. Johnson, Jr. need not be aggregated for purposes of
Section 13(d). However, Franklin Resources, Inc. is making this filing on a voluntary basis for all such persons as if all the shares were beneficially owned by Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Resources, Inc., its subsidiaries, and investment companies advised by such subsidiaries.



CUSIP NO.   25247D101             13G         Page 10 of 11 Pages

Item 10.    Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

This report shall not be construed as an admission by the person upon whose behalf this report is being filed (Rupert H. Johnson, Jr.) that he is the beneficial owner of any securities covered by this report. ***


                               SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 1996
Date

S\RUPERT H. JOHNSON, JR.
Signature

S\DEBORAH R. GATZEK
Signature

By: Deborah R. Gatzek
Attorney in Fact pursuant to
Power of Attorney for Rupert H. Johnson, Jr.
as attached to this Schedule 13G
Name/Title


***Franklin Resources, Inc., its subsidiaries, and investment companies advised by such subsidiaries and Charles B. Johnson and Rupert H. Johnson, Jr. (principal shareholders of Franklin Resources, Inc.) are of the view that they are not active as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934 ("1934 Act") and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities under Rule 13 d-3 promulgated under the 1934 Act. Therefore, they are of the view that the shares held by Franklin Resources, Inc., its subsidiaries, and investment companies advised by such subsidiaries and those of Charles B. Johnson and Rupert H. Johnson, Jr. need not be aggregated for purposes of
Section 13(d). However, Franklin Resources, Inc. is making this filing on a voluntary basis for all such persons as if all the shares were beneficially owned by Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Resources, Inc., its subsidiaries, and investment companies advised by such subsidiaries.



CUSIP NO.   25247D101             13G         Page 11 of 11 Pages


POWER OF ATTORNEY

CHARLES B. JOHNSON hereby appoints DEBORAH R. GATZEK his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of his position as an officer, director or shareholder of Franklin Resources, Inc. and, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

S\CHARLES B. JOHNSON




POWER OF ATTORNEY

RUPERT H. JOHNSON, JR. hereby appoints DEBORAH R. GATZEK his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of his position as an officer, director or shareholder of Franklin Resources, Inc. and, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

S\RUPERT H. JOHNSON, JR.

FRANKLIN RESOURCES, INC.
EXHIBIT TO SCHEDULE 13G

ITEM 7 (In response to Item 3 and Item 7)
IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARIES              CLASSIFICATION

CHARLES B. JOHNSON                                             3(g)
RUPERT H. JOHNSON, JR.                                         3(g)
PROPERTY RESOURCES, INC.
CONTINENTAL PROPERTY MANAGEMENT CO.
FS CAPITAL GROUP
FS PROPERTIES, INC.
FRANKLIN PROPERTIES, INC.
FRANKLIN REAL ESTATE MANAGEMENT, INC.
FRANKLIN/TEMPLETON INVESTOR SERVICES, INC.
FRANKLIN ADVISERS, INC.                                        3(e)
FRANKLIN/TEMPLETON DISTRIBUTORS, INC.                          3(e),3(a)
FRANKLIN CAPITAL CORPORATION
FRANKLIN/TEMPLETON TRAVEL, INC.
FRANKLIN TEMPLETON TRUST COMPANY
FRANKLIN TEMPLETON HOLDING LIMITED
FCC RECEIVABLES CORP.
FRANKLIN BANK                                                  3(b)
ILA FINANCIAL SERVICES, INC.
FRANKLIN MANAGEMENT, INC.                                      3(e)
FRANKLIN MUTUAL ADVISERS, INC.
FRANKLIN INSTITUTIONAL SERVICES CORPORATION                    3(e)
FRANKLIN AGENCY, INC.
FRANKLIN PARTNERS, INC.
FRANKLIN ADVISORY SERVICES, INC.                               3(e)
FRANKLIN INVESTMENT ADVISORY SERVICES, INC.                    3(e)
FRANKLIN TEMPLETON SERVICES, INC.

PROPERTY RESOURCES EQUITY TRUST                                3(d)
FRANKLIN UNIVERSAL TRUST                                       3(d)
FRANKLIN PRINCIPAL MATURITY TRUST                              3(d)
FRANKLIN MULTI-INCOME TRUST                                    3(d)
FRANKLIN GOLD FUND                                             3(d)
FRANKLIN ASSET ALLOCATION FUND                                 3(d)
FRANKLIN EQUITY FUND                                           3(d)
FRANKLIN HIGH INCOME TRUST                                     3(d)
FRANKLIN CUSTODIAN FUNDS, INC.                                 3(d)
          GROWTH SERIES                                        3(d)
          UTILITIES SERIES                                     3(d)
          DYNATECH SERIES                                      3(d)
          INCOME SERIES                                        3(d)
          U.S. GOVERNMENT SECURITIES SERIES                    3(d)
FRANKLIN MONEY FUND                                            3(d)
FRANKLIN CALIFORNIA TAX-FREE INCOME FUND, INC.                 3(d)
FRANKLIN FEDERAL MONEY FUND                                    3(d)
FRANKLIN TAX-EXEMPT MONEY FUND                                 3(d)
FRANKLIN NEW YORK TAX-FREE INCOME FUND, INC.                   3(d)
FRANKLIN FEDERAL TAX-FREE INCOME FUND                          3(d)



         				Page 1 of 7
FRANKLIN TAX-FREE TRUST                                        3(d)
          FRANKLIN MASSACHUSETTS INSURED TAX-FREE INCOME FUND  3(d)
          FRANKLIN MICHIGAN INSURED TAX-FREE INCOME FUND       3(d)
	   FRANKLIN MINNESOTA INSURED TAX-FREE INCOME FUND      3(d)
          FRANKLIN INSURED TAX-FREE INCOME FUND                3(d)
          FRANKLIN OHIO INSURED TAX-FREE INCOME FUND           3(d)
          FRANKLIN PUERTO RICO TAX-FREE INCOME FUND            3(d)
          FRANKLIN ARIZONA TAX-FREE INCOME FUND                3(d)
          FRANKLIN COLORADO TAX-FREE INCOME FUND               3(d)
          FRANKLIN GEORGIA TAX-FREE INCOME FUND                3(d)
          FRANKLIN PENNSYLVANIA TAX-FREE INCOME FUND           3(d)
          FRANKLIN HIGH YIELD TAX-FREE INCOME FUND             3(d)
          FRANKLIN MISSOURI TAX-FREE INCOME FUND               3(d)
          FRANKLIN OREGON TAX-FREE INCOME FUND                 3(d)
          FRANKLIN TEXAS TAX-FREE INCOME FUND                  3(d)
          FRANKLIN VIRGINIA TAX-FREE INCOME FUND               3(d)
          FRANKLIN ALABAMA TAX-FREE INCOME FUND                3(d)
          FRANKLIN FLORIDA TAX-FREE INCOME FUND                3(d)
          FRANKLIN CONNECTICUT TAX-FREE INCOME FUND            3(d)
          FRANKLIN INDIANA TAX-FREE INCOME FUND                3(d)
          FRANKLIN LOUISIANA TAX-FREE INCOME FUND              3(d)
          FRANKLIN MARYLAND TAX-FREE INCOME FUND               3(d)
          FRANKLIN NORTH CAROLINA TAX-FREE INCOME FUND         3(d)
          FRANKLIN NEW JERSEY TAX-FREE INCOME FUND             3(d)
          FRANKLIN KENTUCKY TAX-FREE INCOME FUND               3(d)
          FRANKLIN FEDERAL INTERMEDIATE-TERM
                     TAX-FREE INCOME FUND                      3(d)
          FRANKLIN ARIZONA INSURED TAX-FREE INCOME FUND        3(d)
          FRANKLIN FLORIDA INSURED TAX-FREE INCOME FUND        3(d)
          FRANKLIN MICHIGAN TAX-FREE INCOME FUND               3(d)
FRANKLIN CALIFORNIA TAX-FREE TRUST                             3(d)
          FRANKLIN CALIFORNIA INSURED TAX-FREE INCOME FUND     3(d)
          FRANKLIN CALIFORNIA TAX-EXEMPT MONEY FUND            3(d)
          FRANKLIN CALIFORNIA INTERMEDIATE-TERM
                     TAX-FREE INCOME FUND                      3(d)
FRANKLIN NEW YORK TAX-FREE TRUST                               3(d)
          FRANKLIN NEW YORK TAX-EXEMPT MONEY FUND              3(d)
          FRANKLIN NEW YORK INTERMEDIATE-TERM TAX-FREE
                     INCOME FUND                               3(d)
          FRANKLIN NEW YORK INSURED TAX-FREE INCOME FUND       3(d)
FRANKLIN INVESTORS SECURITIES TRUST                            3(d)
          FRANKLIN GLOBAL GOVERNMENT INCOME FUND               3(d)
          FRANKLIN SHORT-INTERMEDIATE
                     U.S. GOVERNMENT SECURITIES FUND           3(d)
          FRANKLIN CONVERTIBLE SECURITIES FUND                 3(d)
          FRANKLIN ADJUSTABLE U.S. GOVERNMENT SECURITIES FUND  3(d)
          FRANKLIN EQUITY INCOME FUND                          3(d)
          FRANKLIN ADJUSTABLE RATE SECURITIES FUND             3(d)
INSTITUTIONAL FIDUCIARY TRUST                                  3(d)
          MONEY MARKET PORTFOLIO                               3(d)
          FRANKLIN U.S. GOVERNMENT SECURITIES MONEY
                     MARKET PORTFOLIO                          3(d)
          FRANKLIN U.S. TREASURY MONEY MARKET PORTFOLIO        3(d)
          FRANKLIN INSTITUTIONAL ADJUSTABLE U.S. GOVERNMENT
                     SECURITIES FUND                           3(d)
          FRANKLIN INSTITUTIONAL ADJUSTABLE
                     RATE SECURITIES FUND                      3(d)


         				Page 2 of 7
          FRANKLIN U.S. GOVERNMENT AGENCY MONEY MARKET FUND    3(d)
          FRANKLIN CASH RESERVES FUND                          3(d)
FRANKLIN VALUE INVESTORS TRUST                                 3(d)
          FRANKLIN BALANCE SHEET INVESTMENT FUND               3(d)
          FRANKLIN MICROCAP VALUE FUND                         3(d)
          FRANKLIN VALUE FUND                         	   3(d)
FRANKLIN TAX-ADVANTAGED INTERNATIONAL BOND FUND                3(d)
FRANKLIN TAX-ADVANTAGED U.S. GOVERNMENT SECURITIES FUND        3(d)
FRANKLIN TAX-ADVANTAGED HIGH YIELD SECURITIES FUND             3(d)
FRANKLIN MANAGED TRUST                                         3(d)
          FRANKLIN CORPORATE QUALIFIED DIVIDEND FUND           3(d)
          FRANKLIN RISING DIVIDENDS FUND                       3(d)
          FRANKLIN INVESTMENT GRADE INCOME FUND                3(d)
FRANKLIN STRATEGIC MORTGAGE PORTFOLIO                          3(d)
FRANKLIN MUNICIPAL SECURITIES TRUST                            3(d)
          FRANKLIN HAWAII MUNICIPAL BOND FUND                  3(d)
          FRANKLIN CALIFORNIA HIGH YIELD MUNICIPAL FUND        3(d)
          FRANKLIN WASHINGTON MUNICIPAL BOND FUND              3(d)
          FRANKLIN TENNESSEE MUNICIPAL BOND FUND               3(d)
          FRANKLIN ARKANSAS MUNICIPAL BOND FUND                3(d)
FRANKLIN STRATEGIC SERIES                                      3(d)
          FRANKLIN CALIFORNIA GROWTH FUND                      3(d)
          FRANKLIN MIDCAP SECURITIES FUND                      3(d)
          FRANKLIN MIDCAP GROWTH FUND                          3(d)
          FRANKLIN GLOBAL UTILITIES FUND                       3(d)
          FRANKLIN SMALL CAP GROWTH FUND                       3(d)
          FRANKLIN GLOBAL HEALTH CARE FUND                     3(d)
          FRANKLIN STRATEGIC INCOME FUND                       3(d)
          FRANKLIN NATURAL RESOURCES FUND                      3(d)
          FRANKLIN BLUE CHIP FUND                              3(d)
ADJUSTABLE RATE SECURITIES PORTFOLIOS                          3(d)
          U.S. GOVERNMENT ADJUSTABLE RATE
                  MORTGAGE PORTFOLIO                           3(d)
          ADJUSTABLE RATE SECURITIES PORTFOLIO                 3(d)
THE MONEY MARKET PORTFOLIOS                                    3(d)
           THE MONEY MARKET PORTFOLIO                          3(d)
           THE U.S. GOVERNMENT SECURITIES
                  MONEY MARKET PORTFOLIO                       3(d)
MIDCAP GROWTH PORTFOLIO                                        3(d)
THE PORTFOLIOS TRUST                                           3(d)
THE RISING DIVIDENDS PORTFOLIO                                 3(d)
FRANKLIN TEMPLETON INTERNATIONAL TRUST                         3(d)
          TEMPLETON PACIFIC GROWTH FUND                        3(d)
          TEMPLETON FOREIGN SMALLER COMPANIES FUND             3(d)
FRANKLIN REAL ESTATE SECURITIES TRUST                          3(d)
          FRANKLIN REAL ESTATE SECURITIES FUND                 3(d)
FRANKLIN TEMPLETON GLOBAL TRUST                                3(d)
          FRANKLIN TEMPLETON GERMAN GOVERNMENT BOND FUND       3(d)
          FRANKLIN TEMPLETON GLOBAL CURRENCY FUND              3(d)
          FRANKLIN TEMPLETON HARD CURRENCY FUND                3(d)
          FRANKLIN TEMPLETON HIGH INCOME CURRENCY FUND         3(d)
FRANKLIN TEMPLETON MONEY FUND TRUST                            3(d)
          FRANKLIN TEMPLETON MONEY FUND II                     3(d)
FRANKLIN VALUEMARK FUNDS                                       3(d)
          MONEY MARKET FUND                                    3(d)
          GROWTH AND INCOME FUND                               3(d)
          PRECIOUS METALS FUND                                 3(d)
          REAL ESTATE SECURITIES FUND                          3(d)
          UTILITY EQUITY FUND                                  3(d)
					Page 3 of 7
          HIGH INCOME FUND                                     3(d)
          TEMPLETON GLOBAL INCOME SECURITIES FUND              3(d)
          INCOME SECURITIES FUND                               3(d)
          U.S. GOVERNMENT SECURITIES FUND                      3(d)
          ZERO COUPON FUND - 2000                              3(d)
          ZERO COUPON FUND - 2005                              3(d)
          ZERO COUPON FUND - 2010                              3(d)
          RISING DIVIDENDS FUND                                3(d)
          TEMPLETON PACIFIC GROWTH FUND                        3(d)
          TEMPLETON INTERNATIONAL EQUITY FUND                  3(d)
          TEMPLETON DEVELOPING MARKETS EQUITY FUND             3(d)
          TEMPLETON GLOBAL GROWTH FUND                         3(d)
          TEMPLETON GLOBAL ASSET ALLOCATION FUND               3(d)
          SMALL CAP FUND                                       3(d)
          CAPITAL GROWTH FUND                                  3(d)
          TEMPLETON INTERNATIONAL SMALLER COMPANIES FUND       3(d)
FRANKLIN GOVERNMENT SECURITIES TRUST                           3(d)


TEMPLETON WORLDWIDE, INC.
TEMPLETON GLOBAL INVESTORS, INC.
TEMPLETON QUANTITATIVE ADVISORS, INC.
TEMPLETON/FRANKLIN INVESTMENT SERVICES, INC.                   3(e),3(a)
TEMPLETON FUNDS TRUST COMPANY
TEMPLETON FUNDS ANNUITY COMPANY
TEMPLETON INVESTMENT COUNSEL, INC.                             3(e)
TEMPLETON MANAGEMENT LIMITED
TEMPLETON HERITAGE LIMITED
TEMPLETON INTERNATIONAL, INC.
TEMPLETON/FRANKLIN INVESTMENT SERVICES (Asia) LIMITED
TEMPLETON ASSET MANAGEMENT LTD
TEMPLETON INVESTMENT MANAGEMENT (Australia) LIMITED
TEMPLETON GLOBAL INVESTORS LIMITED
TEMPLETON INVESTMENT MANAGEMENT LIMITED
TEMPLETON UNIT TRUST MANAGERS LIMITED
TEMPLETON HOLDINGS LIMITED
TEMPLETON GLOBAL STRATEGIC SERVICES S.A.
TEMPLETON GLOBAL STRATEGIC SERVICES (Deutschland) GMBH
TEMPLETON/NATIONAL BANK OF GREECE MANAGEMENT (Luxembourg) S.A.
TEMPLETON MANAGEMENT (Lux.) S.A.
T.G.H. HOLDINGS LTD.
TEMPLETON GLOBAL ADVISORS LIMITED                              3(e)
FRANKLIN/TEMPLETON EXERCISE FACILITIES, INC.
TEMPLETON ASSET MANAGEMENT INDIA PVT. LTD.
TEMPLETON ITALIA SRL.
TEMPLETON FRANCE S.A.
TEMPLETON DIRECT ADVISORS, INC.                                3(e)
TDA EMERGING EUROPE FUND, LLC                                  3(e)
TEMPLETON DIRECT INVESTMENTS, INC.                             3(e)
TEMPLETON DIRECT ADVISORS, L.P.
TEMPLETON INVESTMENT HOLDINGS (CYPRUS) LIMITED
CJSC TEMPLETON
TEMPLETON GLOBAL VALUE INVESTORS, INC.                         3(e)






       				Page 4 of 7
TEMPLETON GLOBAL SMALLER COMPANIES GROWTH FUND, INC.           3(d)
TEMPLETON FUNDS, INC.                                          3(d)
          TEMPLETON WORLD FUND                                 3(d)
          TEMPLETON FOREIGN FUND                               3(d)
TEMPLETON INCOME TRUST                                         3(d)
          TEMPLETON GLOBAL BOND FUND                           3(d)
          TEMPLETON MONEY FUND                                 3(d)
TEMPLETON GROWTH FUND, INC.                                    3(d)
TEMPLETON EMERGING MARKETS FUND, INC.                          3(d)
TEMPLETON GLOBAL INCOME FUND, INC.                             3(d)
TEMPLETON VARIABLE ANNUITY FUND                                3(d)
TEMPLETON VARIABLE PRODUCTS SERIES FUND                        3(d)
          TEMPLETON MONEY MARKET FUND                          3(d)
          TEMPLETON BOND FUND                                  3(d)
          TEMPLETON STOCK FUND                                 3(d)
          TEMPLETON ASSET ALLOCATION FUND                      3(d)
          TEMPLETON INTERNATIONAL FUND                         3(d)
          TEMPLETON DEVELOPING MARKETS FUND                    3(d)
TEMPLETON GLOBAL GOVERNMENTS INCOME TRUST                      3(d)
TEMPLETON GLOBAL REAL ESTATE FUND                              3(d)
TEMPLETON GLOBAL OPPORTUNITIES TRUST                           3(d)
INDONESIA DEVELOPMENT FUND LIMITED                             3(d)
TEMPLETON GLOBAL GROWTH FUND LTD.                              3(d)
TEMPLETON GLOBAL INCOME PORTFOLIO LTD.                         3(d)
TEMPLETON INTERNATIONAL EMERGING MARKETS FUND                  3(d)
TEMPLETON INTERNATIONAL GROWTH FUND                            3(d)
TEMPLETON INTERNATIONAL FOREIGN FUND                           3(d)
TEMPLETON INTERNATIONAL GLOBAL INCOME FUND                     3(d)
TEMPLETON INSTITUTIONAL FUNDS, INC.                            3(d)
          TEMPLETON GROWTH SERIES                              3(d)
          TEMPLETON FOREIGN EQUITY SERIES                      3(d)
          TEMPLETON EMERGING MARKETS SERIES                    3(d)
          TEMPLETON GLOBAL FIXED INCOME SERIES                 3(d)
TEMPLETON AMERICAN TRUST, INC.                                 3(d)
TEMPLETON CAPITAL ACCUMULATOR FUND, INC.                       3(d)
TEMPLETON DEVELOPING MARKETS TRUST                             3(d)
TEMPLETON GROWTH FUND, LTD.                                    3(d)
TEMPLETON GLOBAL GROWTH FUND, LTD. (Australia)                 3(d)
ASIAN DEVELOPMENT EQUITY FUND                                  3(d)
TEMPLETON GLOBAL BOND FUND                                     3(d)
TEMPLETON TREASURY BILL FUND                                   3(d)
TEMPLETON GLOBAL GROWTH TRUST                                  3(d)
TEMPLETON GLOBAL BALANCED TRUST                                3(d)
TEMPLETON GLOBAL INCOME FUND (III)                             3(d)
TEMPLETON GLOBAL SMALLER COMPANIES FUND                        3(d)
TEMPLETON CANADIAN STOCK FUND                                  3(d)
TEMPLETON INTERNATIONAL STOCK FUND                             3(d)
TEMPLETON EMERGING MARKETS INVESTMENT TRUST PLC                3(d)
TEMPLETON VALUE TRUST                                          3(d)
TEMPLETON EMERGING GROWTH STOCK PORTFOLIO N.V.                 3(d)
TEMPLETON ASIA FUND                                            3(d)
TEMPLETON CANADIAN BOND FUND                                   3(d)
TEMPLETON POOLED INVESTMENT TRUST                              3(d)
          TEMPLETON INTERNATIONAL EQUITY TRUST                 3(d)
          TEMPLETON INTERNATIONAL STOCK TRUST                  3(d)
          TEMPLETON GLOBAL EQUITY TRUST                        3(d)
          TEMPLETON CANADIAN EQUITY TRUST                      3(d)


					Page 5 of 7
TEMPLETON GLOBAL STRATEGY SICAV                                3(d)
          TEMPLETON ASIAN GROWTH FUND                          3(d)
          TEMPLETON ASIAN SMALLER COMPANIES FUND               3(d)
          TEMPLETON CHINA FUND                                 3(d)
          TEMPLETON KOREAN FUND                                3(d)
          TEMPLETON GLOBAL INCOME FUND                         3(d)
          TEMPLETON EMERGING MARKETS FUND                      3(d)
          TEMPLETON GLOBAL GROWTH FUND                         3(d)
          TEMPLETON DEUTSCHEMARK GLOBAL GROWTH FUND            3(d)
          TEMPLETON SMALLER COMPANIES FUND                     3(d)
          TEMPLETON EUROPEAN FUND                              3(d)
          TEMPLETON DEUTSCHEMARK GLOBAL BOND FUND              3(d)
          FRANKLIN TEMPLETON U.S. GOVERNMENT FUND              3(d)
          TEMPLETON EMERGING MARKETS FIXED INCOME FUND         3(d)
          TEMPLETON HAVEN FUND                                 3(d)
          TEMPLETON GLOBAL INFRASTRUCTURE AND                  3(d)
              COMMUNICATIONS FUND
          TEMPLETON PAN-AMERICAN FUND                          3(d)
          TEMPLETON GLOBAL UTILITIES FUND                      3(d)
          TEMPLETON GLOBAL CONVERTIBLE FUND                    3(d)
          TEMPLETON GLOBAL BALANCED FUND                       3(d)
          TEMPLETON U.S. DOLLAR LIQUID RESERVE FUND            3(d)
          TEMPLETON DEUTSCHEMARK LIQUID RESERVE FUND           3(d)
          FRANKLIN TEMPLETON HIGH YIELD FUND                   3(d)
          FRANKLIN TEMPLETON INTERNATIONAL BOND FUND           3(d)
          TEMPLETON GLOBAL PROPERTY SECURITIES FUND            3(d)
TEMPLETON BALANCED FUND                                        3(d)
TEMPLETON/NATIONAL BANK OF GREECE TRANS-EUROPEAN FUND          3(d)
          GROWTH                                               3(d)
          INCOME                                               3(d)
TEMPLETON EMERGING MARKETS FUND (Canada)                       3(d)
TEMPLETON EMERGING ASIA                                        3(d)
STRUCTURED EQUITY FUND "ALPHA" LTD.                            3(d)
TEMPLETON INTERNATIONAL EQUITY TRUST                           3(d)
TEMPLETON CANADIAN EQUITY TRUST                                3(d)
TEMPLETON EMERGING MARKETS TRUST                               3(d)
TEMPLETON EMERGING MARKET APPRECIATION FUND, LTD.              3(d)
TEMPLETON GLOBAL VALUE FUND LTD.                               3(d)
TEMPLETON ALTERNATIVE STRATEGIES LTD.                          3(d)
TEMPLETON EMERGING MARKETS NEW OPPORTUNITIES FUND              3(d)
TEMPLETON EDGE FUND LTD.                                       3(d)
TEMPLETON COPERNICAN FUND LTD.                                 3(d)
TEMPLETON RELATIVE VALUE FUND LTD.                             3(d)
TEMPLETON GLOBAL INFRASTRUCTURE FUND                           3(d)
TEMPLETON ETHNOFUND - GROWTH PORTFOLIO                         3(d)
TEMPLETON ETHNOFUND - INCOME PORTFOLIO                         3(d)
TEMPLETON LIFE FUND - STERLING HAVEN                           3(d)
TEMPLETON LIFE FUND - GLOBAL FIXED INTEREST                    3(d)
TEMPLETON LIFE FUND - GLOBAL MANAGED                           3(d)
TEMPLETON LIFE FUND - GLOBAL GROWTH                            3(d)
TEMPLETON LIFE FUND - GLOBAL ENTERPRISE                        3(d)
TEMPLETON PENSIONS FUND - STERLING HAVEN - EXEMPT              3(d)
TEMPLETON PENSIONS FUND - GLOBAL FIXED INTEREST - EXEMPT       3(d)
TEMPLETON PENSIONS FUND - GLOBAL MANAGED - EXEMPT              3(d)
TEMPLETON PENSIONS FUND - GLOBAL GROWTH - EXEMPT               3(d)
TEMPLETON PENSIONS FUND - GLOBAL ENTERPRISE - EXEMPT           3(d)
TEMPLETON EMERGING MARKETS INVESTMENT TRUST "C"                3(d)


					Page 6 of 7
TEMPLETON LATIN AMERICA INVESTMENT TRUST PLC                   3(d)
TEMPLETON EXEMPT TRUST                                         3(d)
TEMPLETON CHINA WORLD FUND, INC.                               3(d)
TEMPLETON EMERGING MARKETS INCOME FUND, INC.                   3(d)
TEMPLETON GLOBAL INVESTMENT TRUST                              3(d)
          TEMPLETON GLOBAL INFRASTRUCTURE FUND                 3(d)
          TEMPLETON GROWTH AND INCOME FUND                     3(d)
          TEMPLETON AMERICAS GOVERNMENT SECURITIES FUND        3(d)
          TEMPLETON GREATER EUROPEAN FUND                      3(d)
          TEMPLETON LATIN AMERICA FUND                         3(d)
TEMPLETON EMERGING MARKETS APPRECIATION FUND, INC.             3(d)
TEMPLETON EMERGING MARKETS APPRECIATION FUND (CANADA)          3(d)
FRANKLIN/TEMPLETON JAPAN FUND                                  3(d)
TEMPLETON DRAGON FUND, INC.                                    3(d)
TEMPLETON VIETNAM OPPORTUNITIES FUND, INC.                     3(d)
TEMPLETON CANADIAN ASSET ALLOCATION FUND                       3(d)
TEMPLETON GLOBAL BALANCED FUND                                 3(d)
TEMPLETON INTERNATIONAL BALANCED FUND                          3(d)
TEMPLETON RUSSIA FUND, INC.                                    3(d)
TEMPLETON RUSSIAN AND EASTERN EUROPEAN DEBT FUND               3(d)
TEMPLETON CENTRAL AND EASTERN EUROPEAN INVESTMENT COMPANY      3(d)
TEMPLETON INVESTMENT MANAGEMENT CO., LTD.                      3(d)
TEMPLETON LATIN AMERICAN FUND                                  3(d)
TEMPLETON AMERICAN FUND                                        3(d)
TDA EMERGING EUROPE FUND II, LP                                3(d)



					Page 7 of 7